SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Neiman Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

7777 Fay Avenue, Suite F

La Jolla, CA 92037

TELEPHONE NUMBER:

(858) 551-4078

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Harvey Neiman

7777 Fay Avenue, Suite F

La Jolla, CA 92037

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/_/No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of La Jolla and State of California on this 30 day of January, 2003.

ATTEST:

NEIMAN FUNDS

/s/  Daniel Neiman

/s/ Harvey Neiman

Daniel Neiman, Trustee

By:  Harvey Neiman, Trustee